March 6, 1996


Mr. Robin L. Pederson
1940 Rose Creek Drive
Fargo, ND  58104

Dear Robin:

Information Advantage is pleased to offer you a position as Corporate Officer and Vice President - Worldwide Sales. In this role, you will be responsible for all aspects of our sales strategy. As a Corporate Officer you will be expected to strongly influence the overall direction of the business, which will include active involvement with the Board of Directors. You will be initially focused on building our presence in North America through the expansion of both direct and indirect sales channels. Additionally, you will be the lead executive in creating our "sales" culture throughout the business.

The specific elements of this employment offer are as follows:


COMPENSATION:

Your on-target earnings will be $225,000. This compensation will be structured with a base salary, quarterly MBO's and quarterly incentives. Specifically:

     Base Salary                        $150,000
     Quarterly MBO's                      16,000  ($4,000/quarter)
     Quarterly Incentive                  40,000  ($10,000/quarter)
     Annual Incentive                     19,000
                                          ------
                                        $225,000
                                        --------
                                        --------


Initially, the Quarterly and Annual incentives will be based on revenue attainment. This will shift over time to an earnings-based measurement. The Quarterly incentive will be paid proportionately, for achievement above 90% of the plan. The Annual incentive is paid for 100% of plan.

OVER ACHIEVEMENT INCENTIVE:

You will be eligible for an Annual Over Achievement bonus based on total software revenue as follows:


ATTAINMENT                         PAYMENT/MILLION
100-150%                           1.25%
151-200%                           1.75%
Above 200%                         2.5%


For example:
-    Assuming annual software plan of $8,000,000
- 150% attainment earns potential compensation of $275,000 (i.e. $225,000 on-target earnings plus $50,000 for over achievement of $4,000,000 software revenue at 1.25% payout)
- 200% attainment earns potential compensation of $345,000 (i.e., $225,000 plus $120,000 for over achievement of $8,000,000 at 1.25% for 1st $4,000,000 and 1.75% for 2nd $4,000,000)


ANNUAL COMPENSATION REVIEW:

The compensation committee of the Board of Directors will review your overall compensation package annually to ensure that your incentive opportunities are consistent with your contributions and value to the firm.


STOCK OPTIONS:

You will receive 430,000 incentive stock options (1.7% of the outstanding shares as of your first date of employment). These options will vest annually over five years and be valid for ten years. The price is $.45 per share which is consistent for all employees. Additional stock option grants are made periodically to key members of the organization that have high long term value to the business. These options will be qualified Incentive Stock Options subject to applicable tax law. As part of an IPO, the Company will file an incentive stock option plan (subject to normal underwritten requirements) that allows same day sales. To the extent that this letter is inconsistent with the terms of the Company's 1992 Stock Option Plan, this letter will control. If it becomes necessary, we will amend the plan to affect the terms of this letter.

CHANGE OF OWNERSHIP:

In the event of a change of ownership, 50% of your unvested stock options will vest immediately and the remaining 50% will vest over the subsequent 24 months (50% per year) unless they would have vested earlier, provided you remain employed at a comparable capacity in the acquiring entity or in the entity resulting from the change of ownership. A comparable capacity will mean senior management position of equal or higher pay, with an executive level office in Minneapolis and with comparable duties and responsibilities. If your employment should terminate (for reasons other than cause) or if you are not employed in a comparable capacity, as described above, as a consequence of an acquisition or a change of ownership, you will have 100% vesting acceleration up to a potential maximum gain of $4,000,000 on such accelerated ownership, and a severance payment equal to 12 months of base compensation. All options previously vested prior to acquisition or change of ownership shall not count toward the $4,000,000. This provision dealing with vesting and severance will apply in the event of termination without cause during the 12 months following a change of ownership or acquisition. If you are terminated for reasons other than cause, or not employed in a comparable capacity, as described above, at anytime during the twelve month period following an acquisition or change in ownership, it shall conclusively be deemed a consequence of the acquisition or change in ownership.

BENEFITS:

Information Advantage has a full range of benefits that are quite strong for a company at our stage of development. This includes medical, dental and 401(k) plans. Transition costs will be paid.

GUARANTEE:

You will receive a 100% guarantee of your MBO and quarterly incentive payment during the first 90 days of employment and a 75% guarantee for the next two quarters. The annual incentive will be paid for over 75% attainment.

RELOCATION:

A relocation payment of $50,000 will be provided in two (2) phases; $20,000 at the time of your move and $30,000 at the time your home sells. An additional $50,000 will be paid if your relocation costs escalate unexpectedly.

CONFIDENTIALITY AND NON-COMPETE:

All employees are required to sign the attached confidentiality and non-compete agreement prior to their first day of employment.

FIRST DAY OF EMPLOYMENT:

Let's target March 20, 1996 as your first date of employment.

Robin, I am looking forward to having you on the team. Your diverse talents and strong leadership skills will accelerate our development as an organization and success in the marketplace. IA is well positioned for growth and profitability. We have a lot of important work ahead; but the journey promises to be both rewarding and exciting. Please let me know if any parts of this offer require clarification or further dialog.

Very truly yours,

INFORMATION ADVANTAGE, INC.



Larry J. Ford
President and Chief Executive Officer



LJF/ss
Enclosures



OFFER ACCEPTED BY:



-------------------------------             ------------------------
Robin L. Pederson                           Date